CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 13, 2009, relating to the financial statements and financial highlights which appear in the December 31, 2008 Annual Report to Shareholders of Manning & Napier Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings”, “Financial Statements” and “Custodian, Independent Registered Public Accounting Firm and Counsel” in such Registration Statement.

PricewaterhouseCoopers LLP

Columbus, Ohio

April 29, 2009